Exhibit 1.2.1

COMMONWEALTH OF THE BAHAMAS

THE INTERNATIONAL BUSINESS COMPANIES ACT 2000

THIRD AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

ULTRAPETROL (BAHAMAS) LIMITED

NAME

1.           The name of the Company is ULTRAPETROL (BAHAMAS) LIMITED

REGISTERED OFFICE

2.
The Registered Office of the Company will be at Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, New Providence, The Bahamas, the postal address of which is P.O. Box SS-19084, Nassau, New Providence, Bahamas.

REGISTERED AGENT

3.
The Registered Agent of the Company will be H & J Corporate Services Ltd., Ocean Centre, Montagu Foreshore, East Bay Street Nassau, New Providence, The Bahamas, the postal address of which is P.O. Box SS-19084, Nassau, New Providence, Bahamas.

OBJECTS AND POWERS

4.	(1)	The objects for which the Company is established are to engage in any act or activity that is not prohibited under any law for the time being in force in The Bahamas.

(2)
The Company shall have all such powers as are permitted by any law for the time being in force in The Bahamas, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the objects or purposes of the Company.

(3)
The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

(4)
Any mortgage or charge of the undertaking and property of the Company shall for the purposes of Section 80 of the Act be regarded as in the usual or regular course of the business carried on by the Company.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORISED CAPITAL

6.	The authorised capital of the Company is US$2,500,000.00.

CLASSES, NUMBER AND PAR VALUE OF SHARES

7.	The authorised capital is made up of one class of shares divided into 250,000,000 shares of US$0.01 par value with one vote for each share, except as provided in Clause 8 hereof.

SHARE RIGHTS AND LIMITATIONS

8.	The shares shall confer upon their holders the following rights and restrictions:

(a)
the right to receive notice of and attend and vote at any meeting of the shareholders of the Company with each share entitling the holder thereof to one (1) vote, except that each of Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. (the "Named Shareholders") shall be entitled to seven (7) votes for each share held by it and that was initially acquired by a Named Shareholder or by Solimar Holdings Ltd. prior to the completion of the Company's initial public offering, which right shall be personal and non-transferable unless to another Named Shareholder; provided, however, that a Named Shareholder shall only be entitled to seven (7) votes for each share held by it so long as each is (A) a wholly owned subsidiary of SIPSA S.A. or (B) beneficially owned by a member of the Menendez Family Entities (as defined below), and shares held by Solimar Holdings Ltd. and subsequently acquired by a Named Shareholder directly from Solimar Holdings Ltd. or another Named Shareholder shall be entitled to seven votes as described in this Clause 8(a) as long as such shares are held by the Named Shareholder;

(b)	the right to such dividend as the directors shall declare for payment; and

(c)
in the event of any liquidation, dissolution or winding up of the Company, the net proceeds thereof will be distributed to all of the shareholders of the Company pro rata to their respective percentage ownership of such shares as of such liquidation, dissolution or winding up.

For the purposes of this Clause 8:

"Menendez Family Entities" shall mean any Person that is directly or indirectly Controlled or beneficially owned by any of Messrs. Felipe Menendez Ross, Ricardo Menendez Ross and Julio Menendez Ross, or any descendant  of such individuals, or the descendants of Isabel Menendez; and

"Control" (including, with correlative meanings, the terms "controlled" and "under common control with"), as applied to any person or entity, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person or entity whether through ownership of voting securities or by contract or otherwise.

9.
The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of shares that the Company is authorised to issue shall be fixed by resolution of directors but the directors shall not allocate different rights as to voting, dividends, redemption or distributions on liquidation between the shares of the Company unless the Memorandum of Association shall have been amended to create separate classes of shares and shares of each separate class and series shall have identical rights as to voting, dividends, redemption and distributions.

REGISTERED SHARES

10.	Shares may be issued only as registered shares.

LIABILITY OF SHAREHOLDERS

11.	The liability of shareholders is limited to the amount, if any, unpaid on the shares respectively held by them.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

12.	The Company may amend its Memorandum of Association and Articles of Association by a resolution of shareholders or by a resolution of the directors.

DEFINITIONS

13.	The meanings of words in this Memorandum of Association are as defined herein or otherwise in the Articles of Association of the Company.

The Third Amended and Restated Memorandum of Association was approved and adopted by by resolutions of the shareholders of the Company duly passed at a special meeting of the shareholders held on the 2nd day of July, 2012.